Exhibit 99.2

CONSENT OF RP® FINANCIAL, LC.

June 19, 2014

Board of Directors

1st United Bancorp, Inc.

One North Federal Highway

Boca Raton, Florida 33432

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated May 7, 2014 to the Board of Directors of 1st United Bancorp, Inc. (“1st United”) as Annex C to the joint proxy statement/prospectus of Valley National Bancorp, Inc. (“Valley”) and 1st United, relating to the proposed merger of 1st United with and into Valley, which joint proxy statement/prospectus is part of this Registration Statement on Form S-4, of Valley (the “Registration Statement”), and to the references to us and such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

RP® FINANCIAL, LC.

Washington Headquarters
1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com E-Mail: mail@rpfinancial.com	Direct: (703) 647-6544 Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594